                                                Exhibit 99.1
JELD-WEN Reports Fourth Quarter 2023 Results and Establishes 2024 Guidance
February 19, 2024
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the quarter and year ended December 31, 2023 and established its full-year 2024 guidance. Comparability is to the same period in the prior year and all periods presented reflect the Company's Australasia segment as a discontinued operation, as appropriate and unless otherwise noted.
Fourth Quarter Highlights
•Net revenues from continuing operations of $1,021.1 million decreased (13.4%) in the fourth quarter driven by a (15%) decline in Core Revenue. The Core Revenue decline was mostly due to (16%) lower volume/mix.
•Net loss from continuing operations was $(22.6) million or $(0.27) per share, compared to net income from continuing operations of $25.9 million or $0.31 per share during the same quarter a year ago. Operating income margin was 0.7% and 2.0% for the quarters ended December 31, 2023 and December 31, 2022, respectively.
•Adjusted EPS from continuing operations was $0.37, compared to Adjusted EPS of $0.34 in the same quarter a year ago. Adjusted EPS for the fourth quarter of 2023 excludes net after-tax charges of $54.3 million, or $0.63 per share, of which $29.6 million, or $0.35 per share, relates to discrete tax charges. Adjusted EPS for the fourth quarter of 2022 excludes net after-tax charges of $3.0 million or $0.03 per share.
•Adjusted EBITDA from continuing operations increased $8.5 million to $86.5 million, compared to $78.0 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations increased by 190 basis points year-over-year to 8.5%.
Full Year 2023 Highlights
•Net revenues from continuing operations of $4,304.3 million decreased (5.3%) driven by a (5%) decline in Core Revenue. The Core Revenue decline was due to (10%) lower volume/mix, partially offset by a 5% increase in price realization.
•Net income from continuing operations was $25.2 million or $0.29 per share, compared to $12.2 million or $0.14 per share in the prior year. Operating income margin was 3.3% and 1.3% for the years ended December 31, 2023 and December 31, 2022, respectively.
•Adjusted EPS from continuing operations was $1.59, compared to Adjusted EPS of $1.33 a year ago. Adjusted EPS excludes net after-tax charges of $111.4 million or $1.30 per share, compared to net after-tax charges of $103.6 million or $1.19 per share in the prior year.
•Adjusted EBITDA from continuing operations increased $31.6 million to $380.4 million, compared to $348.8 million a year ago. Adjusted EBITDA Margin from continuing operations increased by 110 basis points year-over-year to 8.8%.
•On July 2, 2023, the Company completed the sale of its Australasia segment for approximately $446 million in net proceeds and recognized an after-tax gain on sale of $15.7 million. On August 3, 2023, the Company repaid $450 million of senior notes funded by the divestiture proceeds.
2024 Full-Year Guidance
•Net revenues of $4.0 to $4.3 billion
•Adjusted EBITDA of $370 to $420 million
"In the fourth quarter of 2023, our team continued to execute actions to strengthen the foundation of our business," said Chief Executive Officer William J. Christensen. "We increased profitability and generated strong cash flows, despite challenging macroeconomic conditions. We continue our disciplined approach to delivering improved financial results and are investing in the future to unlock significant value for JELD-WEN shareholders. In 2024, we anticipate that uncertainty in the markets will remain. However, we expect to mitigate the impact from potential weaker demand with benefits from our ongoing activities to reduce operating costs."

Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Fourth Quarter 2023 Results
Net revenues from continuing operations for the three months ended December 31, 2023 decreased $(157.9) million, or (13.4%), to $1,021.1 million, compared to $1,179.0 million for the same period last year. The decrease in net revenues was driven by a (15%) Core Revenue decline mostly due to (16%) lower volume/mix.
Net loss from continuing operations was $(22.6) million in the fourth quarter, compared to $25.9 million of net income from continuing operations in the same period last year, a decrease of $(48.5) million. The decrease was mostly driven by discrete tax charges of $29.6 million that primarily relate to a valuation allowance. Adjusted Net Income from continuing operations for the fourth quarter increased $2.8 million, to $31.7 million, compared to $28.9 million in the same period last year.
Net loss per share from continuing operations for the fourth quarter was $(0.27), compared to EPS of $0.31 in the same quarter last year. Adjusted EPS from continuing operations for the fourth quarter was $0.37 compared to Adjusted EPS of $0.34 in the same quarter last year.
Adjusted EBITDA from continuing operations increased $8.5 million, to $86.5 million, compared to $78.0 million during the same quarter last year. Adjusted EBITDA Margin from continuing operations increased 190 basis points to 8.5%, as productivity improvements and positive price/cost were partially offset by lower volume/mix.
On a segment basis for the fourth quarter of 2023, compared to the same period last year:
•North America - Net revenue decreased $(115.1) million, or (13.3%), to $747.6 million, driven by a (13%) decline in Core Revenue due to (14%) lower volume/mix. Net income decreased $(22.7) million to $49.0 million. Operating income margin was 7.8% for the quarter ended December 31, 2023 and 7.3% for the quarter ended December 31, 2022. Adjusted EBITDA increased $7.2 million to $94.2 million, while Adjusted EBITDA Margin increased by 250 basis points to 12.6%.
•Europe - Net revenue decreased $(42.8) million, or (13.5%), to $273.4 million, due to an (18%) decline in Core Revenue. Core Revenue declined due to lower volume/mix (20%) partially offset by higher price realization of 2%. Net income decreased $(32.4) million to a net loss of $(32.0) million. Operating income margin was 1.4% for the quarter ended December 31, 2023 and 0.6% for the quarter ended December 31, 2022. Adjusted EBITDA decreased $(6.0) million to $15.5 million, while Adjusted EBITDA Margin decreased by (110) basis points to 5.7%.
Full Year 2023 Results
Net revenues from continuing operations for the full year ended December 31, 2023 decreased $(239.5) million, or (5.3%), to $4,304.3 million, compared to $4,543.8 million in the prior year. The decrease in net revenues was driven by a (5%) Core Revenue decline due to (10%) lower volume/mix partially offset by increased price realization of 5%.
Net income from continuing operations was $25.2 million in full year 2023, compared to $12.2 million of net income from continuing operations in full year 2022, an increase of $13.0 million. The increase was driven by higher operating income, including a non-recurring goodwill impairment in the prior year, partially offset by higher income tax expense and lower other income. Adjusted Net Income from continuing operations for 2023 increased $20.8 million, to $136.7 million, compared to $115.9 million in the prior year.
Earnings per share from continuing operations for full year 2023 was $0.29, compared to $0.14 in the prior year. Adjusted EPS from continuing operations in 2023 was $1.59, compared to Adjusted EPS of $1.33 in 2022.
Adjusted EBITDA from continuing operations increased $31.6 million, to $380.4 million, compared to last year. Adjusted EBITDA Margin from continuing operations increased 110 basis points to 8.8%, as positive price/cost and productivity improvements were partially offset by lower volume/mix.
On a segment basis for full year 2023, compared to the prior year:
•North America - Net revenue decreased $(136.3) million, or (4.2%), to $3,123.1 million, driven by a (4%) decline in Core Revenue which was due to lower volume/mix (8%) partially offset by increased price realization of 4%. Net income decreased $(84.6) million to $176.0 million. Operating income margin was 8.2% for the year ended December 31, 2023 and 7.8% for the prior year. Adjusted EBITDA increased $29.3 million to $382.2 million, while Adjusted EBITDA Margin increased by 140 basis points to 12.2%.
•Europe - Net revenue decreased $(103.2) million, or (8.0%), to $1,181.3 million, due to a (9%) decline in Core Revenue. Core Revenue declined due to lower volume/mix (15%) partially offset by higher price realization of 7%. Net loss improved by $47.5 million to $(3.3) million. Operating income margin was 3.5% for the year ended December 31, 2023 and (3.4%) for the prior year. Adjusted EBITDA increased $7.1 million to $81.5 million, while Adjusted EBITDA Margin increased by 110 basis points to 6.9%.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Cash Flow(1)
Net cash flow provided by operations was $345.2 million for full year 2023, a $314.9 million improvement compared to net cash flow provided by operations of $30.3 million in 2022. The primary driver to the increased operating cash flow was a $342.5 million improvement in cash flow from working capital. Net working capital was a source of $108.0 million of cash flow in full year 2023 compared to a use of cash of $(234.5) million in the prior year.
Capital expenditures in 2023 increased by $18.7 million to $110.9 million, up from $92.2 million in 2022.
Free Cash Flow provided in 2023 was $234.3 million, compared to Free Cash Flow used in 2022 of $(61.9) million. This $296.2 million improvement was due to higher net cash flow from operations.
(1)Cash flow includes the Australasia segment through the divestiture date of July 2, 2023.
Full Year 2024 Guidance
JELD-WEN is initiating its 2024 revenue guidance of $4.0 to $4.3 billion which reflects Core Revenues that are flat to down 7% compared to 2023. This outlook reflects the continuing uncertain macro environment across the company’s portfolio of products and geographies in North America and Europe.
Further, the Company expects that 2024 Adjusted EBITDA will be within the range of $370 to $420 million as ongoing productivity improvements mitigate the impact of potential volume declines.
As part of the Company’s plan to improve its financial results in 2024 and future years, JELD-WEN expects to use a portion of 2024 operating cash flows to invest in itself with capital expenditures increasing to approximately 4% of sales as well as non-recurring cash expenses of approximately $100 million.
Conference Call Information
JELD-WEN management will host a conference call on February 20, 2024 at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-330-2446 from the United States or +1-240-789-2732 internationally and using ID 1285715. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, the company operates facilities in 15 countries primarily in North America and Europe and employs approximately 18,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina™ and VPI™ in North America, and Swedoor® and DANA® in Europe.  For more information, visit corporate.JELD-WEN.com.

Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com

Media Contact:
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q filed in 2023 and our other filings with the U.S. Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2024 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2024 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.

Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.

We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.

We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense, net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset related charges; other facility closure, consolidation, and related costs and adjustments; M&A related costs; net (gain) loss on sale of property and equipment; loss on extinguishment of debt; share-based compensation expense; pension settlement charges; non-cash foreign exchange transaction/translation (income) loss; and other special items.

Adjusted Net Income from continuing operations represents net income from continuing operations adjusted for the after-tax impact of certain special items used to calculate Adjusted EBITDA from continuing operations as described above. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.

Adjusted EPS from continuing operations represents net income from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Income from continuing operations as described above.

Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.

We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve month period.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	December 31, 2023	December 31, 2022	% Variance
Net revenues	$1,021.1	$1,179.0	(13.4)%
Cost of sales	829.4	977.8	(15.2)%
Gross margin	191.7	201.3	(4.8)%
Selling, general and administrative	177.2	171.8	3.1%
Restructuring and asset related charges	7.0	5.8	19.6%
Operating income	7.5	23.6	(68.2)%
Interest expense, net	13.2	22.7	(42.0)%
Other income, net	(14.7)	(22.1)	(33.3)%
Income from continuing operations before taxes	9.1	23.0	(60.6)%
Income tax expense (benefit)	31.7	(2.9)	(1,186.0)%
Income (loss) from continuing operations, net of tax	(22.6)	25.9	(187.4)%
Loss on sale of discontinued operations, net of tax	(10.4)	—	NM
Loss from discontinued operations, net of tax	(1.7)	7.7	(122.5)%
Net income (loss)	$(34.8)	$33.6	(203.4)%
Diluted Net income (loss) per share from continuing operations	$(0.27)	$0.31
Diluted Net income (loss) per share from discontinued operations	(0.14)	0.09
Diluted Net income (loss) per share	$(0.41)	$0.40
Diluted Shares	85,232,894	84,764,179
Other financial data:
Operating income margin	0.7%	2.0%
Adjusted EBITDA from continuing operations (1)	$86.5	$78.0	10.9%
Adjusted EBITDA Margin from continuing operations (1)	8.5%	6.6%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Year Ended
	December 31, 2023	December 31, 2022	% Variance
Net revenues	$4,304.3	$4,543.8	(5.3)%
Cost of sales	3,471.7	3,757.9	(7.6)%
Gross margin	832.6	785.9	5.9%
Selling, general and administrative	655.3	654.1	0.2%
Goodwill impairment	—	54.9	NM
Restructuring and asset related charges	35.7	17.6	102.8%
Operating income	141.6	59.3	138.6%
Interest expense, net	72.3	82.5	(12.4)%
Loss on extinguishment of debt	6.5	—	NM
Other income, net	(25.7)	(53.4)	(51.9)%
Income from continuing operations before taxes	88.6	30.3	192.7%
Income tax expense	63.3	18.0	251.1%
Income from continuing operations, net of tax	25.2	12.2	106.5%
Gain on sale of discontinued operations, net of tax	15.7	—	NM
Income from discontinued operations, net of tax	21.5	33.5	(35.8)%
Net income	$62.4	$45.7	36.6%
Diluted Net income per share from continuing operations	$0.29	$0.14
Diluted Net income per share from discontinued operations	0.43	0.38
Diluted Net income per share	$0.73	$0.53
Diluted Shares	85,874,035	87,075,176
Other financial data:
Operating income margin	3.3%	1.3%
Adjusted EBITDA from continuing operations(1)	$380.4	$348.8	9.1%
Adjusted EBITDA Margin from continuing operations (1)	8.8%	7.7%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$288.3	$164.5
Restricted cash	0.8	1.5
Accounts receivable, net	516.7	531.2
Inventories	481.5	594.5
Other current assets	71.5	73.5
Assets held for sale	135.6	125.7
Current assets of discontinued operations	—	204.7
Total current assets	1,494.3	1,695.6
Property and equipment, net	644.2	642.0
Deferred tax assets	150.5	182.2
Goodwill	390.2	382.0
Intangible assets, net	123.9	148.1
Operating lease assets, net	146.9	129.0
Other assets	30.1	25.8
Non-current assets of discontinued operations	—	296.8
Total assets	$2,980.1	$3,501.4
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$269.3	$287.0
Accrued payroll and benefits	132.6	107.0
Accrued expenses and other current liabilities	233.8	247.9
Current maturities of long-term debt	36.2	34.1
Liabilities held for sale	7.1	6.0
Current liabilities of discontinued operations	—	104.6
Total current liabilities	678.9	786.6
Long-term debt	1,190.1	1,712.8
Unfunded pension liability	26.5	31.1
Operating lease liability	122.0	105.1
Deferred credits and other liabilities	104.8	95.9
Deferred tax liabilities	7.2	7.9
Non-current liabilities of discontinued operations	—	38.4
Total liabilities	2,129.5	2,777.8
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 85,309,220 and 84,347,712 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively.	0.9	0.8
Additional paid-in capital	752.2	734.9
Retained earnings	192.9	130.5
Accumulated other comprehensive loss	(95.3)	(142.6)
Total shareholders’ equity	850.6	723.5
Total liabilities and shareholders’ equity	$2,980.1	$3,501.4

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Year Ended
	December 31, 2023	December 31, 2022
OPERATING ACTIVITIES
Net income	$62.4	$45.7
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	140.2	131.8
Deferred income taxes	31.7	(4.4)
Net (gain) loss on disposition of assets	(10.5)	(8.0)
Goodwill impairment	—	54.9
Adjustment to carrying value of assets	7.9	2.4
Amortization of deferred financing costs	2.6	3.2
Loss on extinguishment of debt	6.5	—
Gain on sale of discontinued operations	(24.0)	—
Stock-based compensation	18.4	16.2
Amortization of U.S. pension expense	0.5	1.8
Recovery of cost from interest received on impaired notes	(3.5)	(14.0)
Other items, net	(7.4)	24.6
Net change in operating assets and liabilities:
Accounts receivable	10.9	(79.7)
Inventories	119.6	(73.6)
Other assets	11.6	(4.9)
Accounts payable and accrued expenses	(21.5)	(58.6)
Change in short-term and long-term tax liabilities	(0.1)	(7.0)
Net cash provided by operating activities	345.2	30.3
INVESTING ACTIVITIES
Purchases of property and equipment	(98.3)	(83.2)
Proceeds from sale of property and equipment	16.8	11.9
Purchase of intangible assets	(12.6)	(9.0)
Proceeds (payments) related to the sale of our Australasia segment	365.6	—
Recovery of cost from interest received on impaired notes	3.5	14.0
Cash received for notes receivable	0.3	0.1
Cash received from insurance proceeds	5.1	—
Change in securities for deferred compensation plan	(1.1)	(0.7)
Net cash provided by (used in) investing activities	279.2	(67.0)
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(561.3)	12.7
Common stock issued for exercise of options	0.6	2.0
Common stock repurchased	—	(132.0)
Payments to tax authorities for employee share-based compensation	(1.6)	(2.8)
Payments related to the sale of JW Australia	(0.7)	—
Net cash used in financing activities	(563.2)	(120.0)
Effect of foreign currency exchange rates on cash	7.1	(19.3)
Net increase (decrease) in cash and cash equivalents	68.3	(176.0)
Cash, cash equivalents and restricted cash, beginning	220.9	396.9
Cash, cash equivalents and restricted cash, ending	$289.1	$220.9

Balances included in the Consolidated Balance Sheets:
Cash, cash equivalents, and restricted cash	$289.1	$165.9
Cash and cash equivalents included in current assets of discontinued operations	—	54.9
Cash and cash equivalents at end of period	$289.1	$220.9
Cash flow information is inclusive of cash flows from the Australasia segment through the divestiture date of July 2, 2023.
JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(Loss) income from continuing operations, net of tax	$(22.6)	$25.9	$25.2	$12.2
Income tax expense (benefit)(1)	31.7	(2.9)	63.3	18.0
Depreciation and amortization(2)	37.5	29.9	135.0	113.1
Interest expense, net	13.2	22.7	72.3	82.5
Special items:
Net legal and professional expenses and settlements(3)	14.6	(5.3)	28.2	(0.3)
Goodwill impairment(4)	—	—	—	54.9
Restructuring and asset related charges(5)	7.0	5.8	35.7	17.6
Other facility closure, consolidation, and related costs and adjustments(6)	(0.5)	4.6	2.2	18.9
M&A related costs(7)	1.4	1.0	6.6	9.8
Net gain on sale of property and equipment(8)	(6.6)	(8.3)	(10.5)	(8.0)
Loss on extinguishment of debt(9)	—	—	6.5	—
Share-based compensation expense(10)	5.2	4.8	17.5	14.6
Pension settlement charge(11)	4.3	—	4.3	—
Non-cash foreign exchange transaction/translation loss(12)	1.5	2.7	0.6	12.4
Other special items (13)	(0.2)	(2.9)	(6.5)	3.1
Adjusted EBITDA from continuing operations	$86.5	$78.0	$380.4	$348.8
(1)Income tax expense in the three and twelve months ended December 31, 2023 includes an increase in valuation allowance against foreign net operating loss carryforwards of $30.0 million.
(2)Depreciation and amortization expense for the three and twelve months ended December 31, 2023 includes accelerated amortization of $10.6 million and $14.1 million, respectively, in Corporate and unallocated costs for an ERP system that we intend to not utilize upon completion of the Australasia segment Transition Services Agreement period. In addition, the twelve months ended December 31, 2023 includes accelerated depreciation of $9.1 million in North America from reviews of equipment capacity optimization.
(3)Net legal and professional expenses and settlements include: (i) in the three months ended December 31, 2023, $14.1 million in strategic transformation expenses; (ii) in the three months ended December 31, 2022, ($10.5) million of income resulting from a legal settlement, partially offset by $2.4 million in strategic transformation expenses; (iii) in the twelve months ended December 31, 2023, $26.1 million in strategic transformation expenses; (iv) in the twelve months ended December 31, 2022, ($10.5) million of income resulting from a legal settlement, partially offset by $3.9 million in legal expenses relating primarily to litigation, and $3.8 million in strategic transformation expenses.
(4)Goodwill impairment consists of goodwill impairment charges associated with our Europe reporting unit.
(5)Represents severance, accelerated depreciation, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(6)Other facility closure, consolidation, and related costs and adjustments that do not meet the U.S. GAAP definition of restructuring, primarily related to the closure of certain facilities.
(7)M&A related costs consists primarily of legal and professional expenses related to the planned disposition of Towanda.

(8)Represents net (gain) loss on sales of property and equipment, primarily in the United Kingdom, Australia, and Klamath Falls, Oregon in the year ended December 31, 2023, and Phoenix, Arizona in the year ended December 31, 2022.
(9)Loss on extinguishment of debt of $6.5 million is related to the redemption of $250.0 million of our 6.25% Senior Secured Notes and $200.0 million of our 4.63% Senior Notes.
(10)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(11)Represents a settlement loss associated with our U.S. defined benefit pension plan resulting from a one-time lump sum payment offered to pension plan participants..
(12)Non-cash foreign exchange transaction/translation loss primarily associated with fair value adjustments of foreign currency derivatives and revaluation of intercompany balances.
(13)Other special items not core to ongoing business activity include: (i) in the three months ended December 31, 2022, ($2.0) million relating to a credit received for overpayment of utility expenses in North America; (ii) in the twelve months ended December 31, 2023, ($3.1) million in income from short-term investments as well as forward contracts related to the JW Australia divestiture in Corporate and unallocated costs, ($2.8) million in adjustments to compensation and non-income taxes associated with exercises of legacy equity awards in Europe; and (iii) in the twelve months ended December 31, 2022, $3.3 million relating primarily to exit costs for executives in Corporate and unallocated costs, and ($2.0) million relating to a credit received for overpayment of utility expenses in North America.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended		Year Ended
(amounts in millions, except share and per share data)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(Loss) income from continuing operations, net of tax	$(22.6)	$25.9	$25.2	$12.2
Special items:(1)
Net legal and professional expenses and settlements	14.6	(5.3)	28.2	(0.3)
Goodwill impairment	—	—	—	54.9
Restructuring and asset related charges	7.0	5.8	35.7	17.6
Other facility closure, consolidation, and other related costs and adjustments	(0.5)	4.6	2.2	18.9
M&A related costs	1.4	1.0	6.6	9.8
Net gain on sale of property and equipment	(6.6)	(8.3)	(10.5)	(8.0)
Loss on extinguishment of debt	—	—	6.5	—
Share-based compensation expense	5.2	4.8	17.5	14.6
Pension settlement charge	4.3	—	4.3	—
Non-cash foreign exchange transactions/translation loss	1.5	2.7	0.6	12.4
Accelerated amortization of an ERP system(2)	10.6	—	14.1	—
Other special items	(0.2)	(2.9)	(6.5)	3.1
Tax impact of special items(3)	(12.7)	0.5	(26.5)	(14.8)
Tax special items(4)	29.6	—	39.1	(4.5)
Adjusted Net Income from continuing operations	$31.7	$28.9	$136.7	$115.9

Diluted (loss) income per share from continuing operations	$(0.27)	$0.31	$0.29	$0.14
Special items:(1)
Net legal and professional expenses and settlements	0.17	(0.06)	0.33	—
Goodwill impairment	—	—	—	0.63
Restructuring and asset related charges	0.08	0.07	0.42	0.20
Other facility closure, consolidation, and other related costs and adjustments	(0.01)	0.05	0.03	0.22
M&A related costs	0.02	0.01	0.08	0.11
Net gain on sale of property of equipment	(0.08)	(0.10)	(0.12)	(0.09)
Loss on extinguishment of debt	—	—	0.08	—
Share-based compensation expense	0.06	0.06	0.20	0.17
Pension settlement charge	0.05	—	0.05	—
Non-cash foreign exchange transactions/translation loss	0.02	0.03	0.01	0.14
Accelerated amortization of an ERP system(2)	0.12	—	0.16	—
Other special items	—	(0.03)	(0.08)	0.04
Tax impact of special items (3)	(0.15)	0.01	(0.31)	(0.17)
Tax special items(4)	0.35	—	0.46	(0.05)
Adjusted Net Income per share from continuing operations	$0.37	$0.34	$1.59	$1.33

Weighted average diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and twelve months ended December 31, 2023 and December 31, 2022, respectively.(5)	86,543,142	84,764,179	85,874,035	87,075,176

Adjusted net income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.
(2)Accelerated amortization of an ERP system that we intend to not utilize upon completion of the Australasia Transition Services Agreement period.
(3)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at the jurisdictional statutory tax rate.
(4)Tax special items in the three and twelve months ended December 31, 2023 primarily relate to an increase in valuation allowance against foreign net operating loss carryforwards of $23.8 million.
(5)Dilutive shares for December 31, 2023 includes basic weighted average shares outstanding of 85,232,894 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 1,310,248.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended December 31, 2023
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$49.0	$(32.0)	$17.0	$(39.7)	$(22.6)
Income tax expense (benefit)(1)	16.1	33.6	49.8	(18.1)	31.7
Depreciation and amortization	17.3	7.8	25.0	12.4	37.5
Interest expense, net	0.5	2.5	3.1	10.1	13.2
Special items:(2)
Net legal and professional expenses and settlements	0.1	—	0.1	14.4	14.6
Restructuring and asset related charges	3.8	3.1	7.0	—	7.0
Other facility closure, consolidation, and related costs and adjustments	—	(0.5)	(0.5)	—	(0.5)
M&A related costs	0.1	—	0.1	1.3	1.4
Net loss (gain) on sale of property and equipment	0.1	—	0.1	(6.6)	(6.6)
Share-based compensation expense	1.8	0.5	2.2	3.0	5.2
Pension settlement charge	4.3	—	4.3	—	4.3
Non-cash foreign exchange transaction/translation (income) loss	(0.1)	0.4	0.3	1.1	1.5
Other special items	1.1	—	1.1	(1.3)	(0.2)
Adjusted EBITDA from continuing operations	$94.2	$15.5	$109.7	$(23.2)	$86.5
(1)Income tax expense in our Europe segment includes an increase in valuation allowance against net operating loss carryforwards of $30.0 million.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.

	Three Months Ended December 31, 2022
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$71.7	$0.4	$72.1	$(46.2)	$25.9
Income tax expense (benefit)(1)	2.3	4.6	7.0	(9.9)	(2.9)
Depreciation and amortization	18.3	8.4	26.7	3.1	29.9
Interest expense, net	0.9	0.7	1.6	21.1	22.7
Special items:(2)
Net legal and professional expenses and settlements	—	1.1	1.1	(6.4)	(5.3)
Restructuring and asset related charges	1.8	2.1	3.9	2.0	5.8
Other facility closure, consolidation, and related costs and adjustments	0.2	4.4	4.6	—	4.6
M&A related costs	0.3	—	0.3	0.7	1.0
Net (gain) loss on sale of property and equipment	(8.6)	0.3	(8.3)	—	(8.3)
Share-based compensation expense	1.8	0.8	2.6	2.2	4.8
Non-cash foreign exchange transaction/translation (income) loss	(0.2)	(1.2)	(1.4)	4.1	2.7
Other special items	(1.5)	(0.2)	(1.6)	(1.3)	(2.9)
Adjusted EBITDA from continuing operations	$87.0	$21.5	$108.5	$(30.5)	$78.0

(1)Income tax expense in Corporate and unallocated costs includes the tax impact of US Operations.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Year Ended December 31, 2023
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$176.0	$(3.3)	$172.6	$(147.4)	$25.2
Income tax expense (benefit)(1)	79.2	44.1	123.3	(60.0)	63.3
Depreciation and amortization	79.9	30.2	110.1	24.9	135.0
Interest expense, net	4.7	3.2	7.9	64.3	72.3
Special items:(2)
Net legal and professional expenses and settlements	0.9	3.7	4.7	23.5	28.2
Restructuring and asset-related charges	29.2	5.7	34.9	0.8	35.7
Other facility closure, consolidation, and other related costs and adjustments	—	2.2	2.2	—	2.2
M&A related costs	0.8	—	0.8	5.8	6.6
Net loss (gain) on sale of property and equipment	1.2	(5.1)	(3.9)	(6.6)	(10.5)
Loss on extinguishment of debt	—	—	—	6.5	6.5
Share-based compensation expense	5.1	1.9	7.0	10.5	17.5
Pension settlement charge	4.3	—	4.3	—	4.3
Non-cash foreign exchange transaction/translation (income) loss	(0.3)	1.6	1.4	(0.8)	0.6
Other special items	1.0	(2.8)	(1.8)	(4.7)	(6.5)
Adjusted EBITDA from continuing operations	$382.2	$81.5	$463.6	$(83.2)	$380.4
(1)Income tax expense in our Europe segment includes an increase in valuation allowance against net operating loss carryforwards of $30.0 million.
(2)    Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.

	Year Ended December 31, 2022
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$260.6	$(50.8)	$209.8	$(197.6)	$12.2
Income tax expense(1)	7.0	3.3	10.3	7.8	18.0
Depreciation and amortization	69.4	31.1	100.6	12.6	113.1
Interest expense, net	4.0	6.2	10.2	72.3	82.5
Special items:(2)
Net legal and professional expenses and settlements	—	1.7	1.7	(2.0)	(0.3)
Goodwill impairment	—	54.9	54.9	—	54.9
Restructuring and asset-related charges	7.3	6.0	13.4	4.2	17.6
Other facility closure, consolidation, and other related costs and adjustments	2.6	16.3	18.9	—	18.9
M&A related costs	0.7	—	0.7	9.0	9.8
Net (gain) loss on sale of property and equipment	(8.4)	0.4	(8.0)	—	(8.0)
Share-based compensation expense	4.9	2.7	7.6	7.0	14.6
Non-cash foreign exchange transaction/translation loss	0.1	0.9	1.0	11.4	12.4
Other special items	4.6	1.6	6.2	(3.1)	3.1
Adjusted EBITDA from continuing operations	$352.9	$74.3	$427.2	$(78.4)	$348.8
(1)    Income tax expense in Corporate and unallocated costs includes the tax impact of US Operations.
(2)    Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.

	Year Ended
	December 31, 2023	December 31, 2022
Net cash provided by (used in) operating activities (1)	$345.2	$30.3
Less capital expenditures (1)	110.9	92.2
Free Cash Flow (1)(2)	$234.3	$(61.9)
(1)Cash flow information is inclusive of cash flows from the Australasia segment through the divestiture date of July 2, 2023.
(2)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

	December 31, 2023	December 31, 2022
Total debt	$1,226.3	$1,746.9
Less cash and cash equivalents	288.3	164.5
Net Debt (1)	$938.0	$1,582.4
Divided by trailing twelve months Adjusted EBITDA from continuing operations (2)	380.4	348.8
Net Debt Leverage (1)	2.5x	4.5x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information. Net Debt and Net Debt Leverage as of December 31, 2022 are presented for our continuing operations and exclude our divested Australasia segment.
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2023	December 31, 2022
Net revenues from external customers			% Variance
North America	$747.6	$862.8	(13.3)%
Europe	273.4	316.2	(13.5)%
Total Consolidated	$1,021.1	$1,179.0	(13.4)%
Adjusted EBITDA from continuing operations (1)
North America	$94.2	$87.0	8.2%
Europe	15.5	21.5	(27.9)%
Corporate and unallocated costs	(23.2)	(30.5)	(23.9)%
Total Consolidated	$86.5	$78.0	10.9%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

	Year Ended
	December 31, 2023	December 31, 2022
Net revenues from external customers			% Variance
North America	$3,123.1	$3,259.4	(4.2)%
Europe	1,181.3	1,284.5	(8.0)%
Total Consolidated	$4,304.3	$4,543.8	(5.3)%
Adjusted EBITDA from continuing operations (1)
North America	$382.2	$352.9	8.3%
Europe	81.5	74.3	9.6%
Corporate and unallocated costs	(83.2)	(78.4)	6.2%
Total Consolidated	$380.4	$348.8	9.1%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”